UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2004

INTEGRITY MUTUAL FUNDS, INC.
(Exact name of registrant as specified in its charter)

North Dakota
(State or other jurisdiction of incorporation)

0-25958	45-0404061
(Commission File Number)	(IRS Employer Identification No.)

1 Main Street North, Minot, North Dakota	58703
(Address of principal executive offices)	(Zip Code)

(701) 852-5292
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2004, Integrity Mutual Funds, Inc. (the “Company”), entered into a purchase and sale agreement (the “Agreement”) with IPS Advisory, Inc. (“IPS”).  Pursuant to the purchase agreement, the Company agreed to purchase the management rights to the IPS Millennium Fund and the IPS New Frontier Fund.  The two funds have combined assets of approximately $70 million and will be merged into a new Integrity fund tentatively called the Integrity Millennium Fund.  The Company’s current affiliated and third-party service providers will act as investment adviser to the funds, and will also provide compliance, administration, accounting, transfer agency, custody, distribution, and other services to the funds.  IPS will act as sub-investment adviser to the Integrity Millennium Fund.  The consummation of the transaction (“Closing” or “Closing Date”) shall take place on the latest to occur of (i) the date of approval of each Fund’s shareholders, (ii) February 25, 2005, or (iii) on such other date as may be agreed upon by the parties. The transaction is subject to approval by the IPS Funds’ and Integrity Funds’ Board of Trustees and IPS Funds’ shareholders.

The Company will provide IPS (or its principals) with shares of the Company’s common shares (OTCBB: IMFD) as compensation for their assistance in transferring the Funds’ advisory contracts to the Company.  The amount of shares will be 750,000 paid over two years and subject to adjustment based on retention of assets in the Fund.

IPS or its principals will be given a put option with respect to the shares (“put option”).  The put option will allow the holders of the shares to put them back to the Company at a price equal to the market price of the Company’s common shares as of the Closing Date.  The put option will be exercisable with respect to one-third (33.3%) of the shares per year starting on the third anniversary of the Closing Date.

The Company will also provide IPS or its principals with a stock option incentive bonus based on growth in assets in the IPS Millennium Fund of (i) 150,000 options on the Company’s common shares when assets of the fund reach $100,000,000, and (ii) 150,000 options on the Company’s common shares when assets of the fund reach $200,000,000, such options to have a strike price equal to the greater of the market price of the Company’s common shares on the Closing Date or $0.65 per share and a maturity 10 years from the Closing Date.

IPS and its principals will also enter into a non-compete agreement with the Company.

Item 9.01.  Financial Statements and Exhibits.

(c)     Exhibits

Exhibit #    Description

99.1	Press Release dated November 23, 2004